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                                                                     Exhibit (f)

                                CHAPTER B-9.1
                  BUSINESS CORPORATIONS ACT (NEW BRUNSWICK)


131(1) Subject to sections 132 and 166, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 128(4)(d) that affects the holder or if the corporation resolves to

    (a) amend its articles under section 113 to add, change or remove restrictions on the transfer of shares of a class or series of the shares of the corporation;

    (b) amend its articles under section 113 to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

    (c) amend its articles under section 113 to provide that meetings of the shareholders may be held outside New Brunswick at one or more specified places;

    (d) amalgamate with another corporation, otherwise than under section 123;

    (e) be continued under the laws of another jurisdiction under section 127;
    or

    (f) sell, lease or exchange all or substantially all its property under subsection 130(1).

131(2) A holder of shares of any class or series of shares entitled to vote under section 115 may dissent if the corporation resolves to amend its articles in a manner described in that section.

131(3) In addition to any other right he may have, but subject to subsection
(26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents becomes effective, or an order is made under subsection 128(5), to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution is adopted or an order is made, but in determining the fair value of the shares any change in value reasonably attributable to the anticipated adoption of the resolution shall be excluded.

131(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

131(5) A dissenting shareholder shall send to the registered office of the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of his right to dissent.

131(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has sent the objection referred to in subsection (5) notice that the




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resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

131(7) A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6), or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

    (a) his name and address;

    (b) the number and class of shares in respect of which he dissents; and

    (c) a demand for payment of the fair value of such shares.

131(8) Not later than the thirtieth day after the sending of a notice under subsection (7), a dissenting shareholder shall send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

131(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

131(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

131(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

    (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

    (b) the corporation fails to make an offer in accordance with subsection
    (12) and the dissenting shareholder withdraws his notice, or

    (c) the directors revoke a resolution to amend the articles under subsection 113(2), terminate an amalgamation agreement under subsection 122(6), abandon an application for continuance under subsection 127(5), or abandon a sale, lease or exchange under subsection 130(7), in which case his rights as the holder of the shares in respect of which he had dissented are reinstated as of the date he sent the notice referred to in subsection (7), and he is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that have been endorsed in accordance with subsection (10), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.



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131(12) A corporation shall, not later than fourteen days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

    (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

    (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

131(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

131(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection
(12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

131(15) Where a corporation fails to make an offer under subsection (12) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the Court may allow, apply to the Court to fix a fair value for the shares of any dissenting shareholder.

131(16) If a corporation fails to apply to the Court under subsection (15), a dissenting shareholder may apply to the Court for the same purpose within a further period of twenty days or within such further period as the Court may allow.

131(17) If a corporation fails to comply with subsection (12), then the costs of a shareholder application under subsection (16) are to be borne by the corporation unless the Court otherwise orders.

131(18) Before making application to the Court under subsection (15) or not later than seven days after receiving notice of an application to the Court under subsection (16), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

    (a) has sent to the corporation the notice referred to in subsection (7), and

    (b) has not accepted an offer made by the corporation under subsection
    (12), if such offer was made,

of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings



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commenced by the application, satisfies the conditions set out in paragraphs
(a) and (b), within three days after he satisfies such conditions.

131(19) All dissenting shareholders who satisfy the conditions set out in paragraphs (18)(a) and (b) shall be deemed to be joined as parties to an application under subsection (15) or (16) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the Court in the proceedings commenced by the application.

131(20) Upon an application to the Court under subsection (15) or (16), the Court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the Court shall then fix a fair value for the shares of all dissenting shareholders.

131(21) The Court may in its discretion appoint one or more appraisers to assist the Court to fix a fair value for the shares of the dissenting shareholders.

131(22) The final order of the Court in the proceedings commenced by an application under subsection (15) or (16) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in paragraphs (18)(a) and (b).

131(23) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

131(24) Where subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares. 131(25) Where subsection (26) applies, a dissenting shareholder, by written notice delivered to the registered office of the corporation within thirty days after receiving a notice under subsection (24), may

    (a) withdraw his notice of dissent, in which case the corporation shall be deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, or

    (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

131(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

    (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or



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    (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

131(27) Upon application by a corporation that proposes to take any of the actions referred to in subsection (1), the Court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (3), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance with such terms and conditions as the Court thinks fit and notice of any such application and a copy of any order made by the Court upon such application shall be served upon the Director.

131(28) The Director may appoint counsel to assist the Court upon the hearing of an application under subsection (27).






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                                CHAPTER B-9.1
                  BUSINESS CORPORATIONS ACT (NEW BRUNSWICK)


133(1) In this section "dissenting offeree" means, where an offer is made for all the shares of a class of shares of a corporation, a holder of a share of that class who does not accept the offer and includes a subsequent holder of that share who acquires it from the first mentioned holder.

133(2) If within one hundred and twenty days after the date of an offer to purchase shares the offer is accepted by the holders of not less than ninety percent of the shares of any class of shares to which the offer relates, other than shares held at the date of the offer by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, upon complying with this section, to acquire the shares held by the dissenting offerees.

133(3) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the offer, and in any event within one hundred and eighty days after the date of the offer, an offeror's notice to each dissenting offeree and to the Director stating that

    (a) the offerees holding more than ninety per cent of the shares to which the offer relates accepted the offer;

    (b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the offer;

    (c) a dissenting offeree is required to elect

        (i) to transfer his shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the offer, or

        (ii) to demand payment of the fair value of his shares in accordance with subsections (9) to (16) by notifying the offeror within twenty days after he receives the offeror's notice;

    (d) a dissenting offeree who does not notify the offeror in accordance with subparagraph (c)(ii) shall be deemed to have elected to transfer his shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the offer; and

    (e) a dissenting offeree must send his shares to which the offer relates to the offeree corporation within twenty days after he receives the offeror's notice.

133(4) Concurrently with sending the offeror's notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim with respect to each share held by a dissenting offeree.



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133(5) A dissenting offeree to whom an offeror's notice is sent under subsection (3) shall, within twenty days after he receives that notice, send his share certificates of the class of shares to which the offer relates to the offeree corporation.

133(6) Within twenty days after the offeror sends an offeror's notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to transfer his shares under subparagraph (3)(c)(i).

133(7) The offeree corporation shall be deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured under the Canada Deposit Insurance Corporation Act, Chapter C-3 of the Revised Statutes of Canada, 1970, and shall place the other consideration in the custody of a bank or such other body corporate.

133(8) Within thirty days after the offeror sends an offeror's notice under subsection (3), the offeree corporation shall

    (a) issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;

    (b) give to each dissenting offeree who elects to transfer his shares under subparagraph (3)(c)(i) and who sends his share certificates as required under subsection (5), the money or other consideration to which he is entitled, disregarding fractional shares, which may be paid for in money; and

    (c) send to each dissenting shareholder who has not sent his share certificates as required under subsection (5) a notice stating that

        (i) his shares have been cancelled,

        (ii) the offeree corporation or some designated person holds in trust for him the money or other consideration to which he is entitled as payment for or in exchange for his shares, and

        (iii) the offeree corporation will, subject to subsections (9) to
        (16), send that money or other consideration to him forthwith after receiving his shares.

133(9) If a dissenting offeree has elected to demand payment of the fair value of his shares under subparagraph (3)(c)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to the Court to fix the fair value of the shares of that dissenting offeree.

133(10) If an offeror fails to apply to the Court under subsection (9), a dissenting offeree may apply to the Court for the same purpose within a further period of twenty days.



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133(11) A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).

133(12) Upon an application under subsection (9) or (10)

    (a) all dissenting offerees referred to in subparagraph (3)(c)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the Court; and

    (b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

133(13) Upon an application to the Court under subsection (9) or (10) the Court may determine whether any other person is a dissenting offeree who should be joined as a party, and the Court shall then fix a fair value for the shares of all dissenting offerees.

133(14) The Court may in its discretion appoint one or more appraisers to assist the Court to fix a fair value for the shares of a dissenting offeree.

133(15) The final order of the Court shall be made against the offeror in favour of each dissenting offeree and for the amount for his shares as fixed by the Court.

133(16) In connection with proceedings under this section, the Court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

    (a) fix the amount of money or other consideration that is deemed to be held in trust under subsection (7);

    (b) order that that money or other consideration be held in trust by a person other than the offeree corporation;

    (c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date he sends or delivers his share certificates under subsection (5) until the date of payment; and

    (d) order that any money or other consideration payable to a shareholder who cannot be found be disposed of in accordance with subsection 153(1).

133(17) Where an offeror has not exercised the right conferred by subsection
(2), a dissenting shareholder may, within thirty days after the date on which the notice referred to in subsection (3) could be sent, require the offeror to acquire the shares held by the dissenting shareholder and subsections (3) to
(16) shall apply mutatis mutandis.


1991, c.27, s.5.